AGREEMENT AND PLAN OF MERGER

among

PENN VIRGINIA CORPORATION
("Parent"),

VIRGINIA ACQUISITION CORP.
("Merger Sub")

and

SYNERGY Oil & GAS, INC.
(the "Company")

June 19, 2001

Table of Contents

Page
AGREEMENT AND PLAN OF MERGER		1
ARTICLE 1	DEFINITIONS	1
1.1	Defined Terms	1
1.2	References and Titles	8
ARTICLE 2	THE MERGER	8
2.1	The Merger	8
2.2	Effect of the Merger	8
2.3	Governing Instruments, Directors and Officers of the Surviving Corporation	9
2.4	Effect on Securities	9
2.5	Surrender and Exchange of Certificates	10
2.6	Closing	10
2.7	Effective Time of the Merger	10
2.8	Taking of Necessary Action; Further Action	10
2.9	Earnest Money	11
2.10	Payment to Parent	11
2.11	Excluded Assets	11
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
3.1	Organization	11
3.2	Authority and Enforceability	12
3.3	No Violations	12
3.4	Consents and Approvals	12
3.5	Financial Statements	12
3.6	Capital Structure	12
3.7	Material Agreements	13
3.8	Bank Credit Agreement	13
3.9	Outstanding Debt	13
3.10	Affiliate Transactions	13
3.11	Employment Matters	14
3.12	Employee Benefit Plans	14
3.13	Litigation	14
3.14	Taxes and Tax Returns	14
3.15	Ownership of Assets	16
3.16	Compliance with Laws and Permits	16
3.17	Proprietary Rights	16
3.18	Environmental Matters	16
3.19	Insurance	17
3.20	Governmental Regulation	17
3.21	Brokers	18
3.22	Oil and Gas Operations	18
3.23	Gas Imbalances	18
3.24	Royalties	19
3.25	Payout Balances	19
3.26	Prepayments	19
3.27	Capital Expenditures	19
3.28	Other Mineral Related Matters	19
3.29	Additional Drilling Obligations	19
3.30	Financial and Product Hedging Contracts	19
3.31	Books and Records	19
3.32	Disclosure and Investigation	19
3.33	Reserve Report	20
3.34	Leases	20
3.35	Condition of Equipment	20
3.36	Seismic Data	20
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	20
4.1	Organization	20
4.2	Authority and Enforceability	21
4.3	No Violations	21
4.4	Consents and Approvals	21
4.5	Litigation	21
4.6	Funding	21
4.7	Brokers	21
4.8	Disclosure and Investigation	21
ARTICLE 5	COVENANTS	22
5.1	Conduct of Business by the Company Pending Closing	22
5.2	Access to Assets, Personnel and Information	23
5.3	Additional Arrangements	24
5.4	Public Announcements; Confidentiality	24
5.5	Notification of Certain Matters	24
5.6	Payment of Expenses	24
5.7	Continuation of the Company's Existing Indemnification Obligations	25
5.8	Consents Under Bank Credit Agreement	25
5.9	Termination of Certain Agreements	25
5.10	Resignation of Directors, Officers	25
5.11	Adjustments to Base Merger Consideration	25
5.12	Additional Adjustments	30
5.13	Company Employees	31
5.14	Management after Effective Time	31
5.15	Tax Matters	31
5.16	Clean Up	32
ARTICLE 6	CONDITIONS	32
6.1	Conditions to Each Party's Obligation to Proceed with Closing	32
6.2	Conditions to Obligations of Parent and Merger Sub	33
6.3	Conditions to Obligations of the Company	34
ARTICLE 7	TERMINATION	34
7.1	Termination Rights	34
7.2	Effect of Termination	35
ARTICLE 8	PAYMENT FROM ESCROW FUNDS	35
8.1	Right To Payment From Escrow Funds	35
8.2	Limitation on Claims	35
8.3	Escrow Funds As Cap To All Claimant's Damages	35
ARTICLE 9	ARBITRATION	36
9.1	Jurisdiction	36
9.2	Injunctive Relief	36
9.3	Initiation	36
9.4	Selection of Arbitrator	36
9.5	Procedures	36
9.6	Discovery	36
9.7	Scope of Powers	37
9.8	Written Decision	37
9.9	Awards	37
ARTICLE 10	MISCELLANEOUS	37
10.1	Survival of Representations and Warranties	37
10.2	Shareholders' Representatives	37
10.3	Employees	37
10.4	Amendment	37
10.5	Notices	38
10.6	Counterparts	38
10.7	Severability	38
10.8	Entire Agreement; No Third-Party Beneficiaries	39
10.9	Applicable Law	39
10.10	No Remedy in Certain Circumstances	39
10.11	Assignment	39
10.12	Waivers	39
10.13	Confidentiality Agreement	39
10.14	Incorporation	39
10.15	Cooperation After Closing	40

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 19 , 2001, by and among Penn Virginia Corporation, a Virginia corporation (the "Parent"); Virginia Acquisition Corp., a Texas corporation (the "Merger Sub"); and Synergy Oil & Gas, Inc., a Texas corporation (the "Company").

R e c i t a l s:

A. The board of directors of each of Parent and the Company has determined that it is in the best interests of its respective shareholders to approve the strategic alliance of Parent and the Company by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement.

B. Parent, Merger Sub and the Company (the "Parties") desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

  DEFINITIONS

    Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

    "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

    "Agreement" means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

    "Allocated Values" means the allocation of values for all of the assets of the Company shown on Schedule 1.1.

    "Assets" means the Oil and Gas Interests, together with the other real and personal property reflected in the Company Financial Statements and all other assets and properties owned by the Company.

    "Bank Credit Agreement" means the Loan Agreement, dated as of April 5, 1995, between the Company, as borrower, and Bank One, Texas, N.A., as lender (as amended and supplemented as of the date hereof).

    "Bank Debt" means, for any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness of such Person on which interest charges are customarily paid or accrue; (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person; (e) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than 90 days past invoice date [and the O'Brien Production Payment]; and (f) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person.

    "Base Merger Consideration" means One Hundred Twelve Million Dollars ($112,000,000).

    "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

    "Certificate of Merger" means the certificate of merger, prepared and executed in accordance with the applicable provisions of the Texas Business Corporation Act, filed with the Secretary of State of Texas to reflect the consummation of the Merger.

    "Closing" means the closing and consummation of the Merger and the other transactions contemplated by this Agreement.

    "Closing Date" means the date on which the Closing occurs, which shall be on or before July 23, 2001 except as extended pursuant to Section 5.11(g).

    "Closing Date Financial Statements" means an estimated income statement for the period from July 1, 2001 to the Closing Date and an estimated balance sheet as of the Closing Date prepared in accordance with GAAP consistently applied.

    "Closing Date Merger Consideration" shall mean the Base Merger Consideration as adjusted pursuant to Section 5.11 and Section 5.12(a) less (1) the Escrow Fund; (2) the Working Capital Holdback; and (3) the Estimated Cleanup Costs.

    "Closing Date Statement" shall have the meaning set forth in Section 5.12(b).

    "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended, as contained in Section 4980B of the Code.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company" has the meaning set forth in the introductory paragraph of this Agreement.

    "Company Certificate" means a certificate representing shares of the Company Common Stock.

    "Company Common Stock" means the common stock, par value $.01 per share, of the Company.

    "Company Convertible Debentures" has the meaning specified in Section 3.6.

    "Company Employee Benefit Plans" has the meaning specified in Section 3.12.

    "Company Financial Statements" means the audited financial statements of the Company (including the related notes), prepared in accordance with GAAP consistently applied, as of each of December 31, 1999 and December 31, 2000, and for the year then ended in each case, and the Quarterly Financial Statements.

    "Company Permits" has the meaning specified in Section 3.16.

    "Company Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of the Company.

    "Company Stock Option(s)" means an option (issued and outstanding on the date hereof and immediately prior to the Closing) to acquire shares of the Company Common Stock granted pursuant to the Company Stock Option Plans.

    "Company Stock Option Plans" means collectively, the Company's 1997 Stock Option Plan, 1998 Stock Option Plan, and the 2000 Stock Option Plan.

    "Confidentiality Agreement" means the letter agreement dated April 3, 2001, between the Company and Parent relating to the Company's furnishing of information to Parent in connection with Parent's evaluation of the possibility of acquiring the Company.

    "Confidentiality and Non-Compete Agreements" means those certain Confidentiality and Non-Compete Agreements entered into between the Company and certain of its directors, officers and employees.

    "Debt" means, for any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness of such Person on which interest charges are customarily paid or accrue; (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person; (e) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person; (f) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than 90 days past invoice date; (g) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person; (h) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); and (i) all liability of such Person as a general partner or joint venturer for obligations of the nature described in clauses (a)through (h) preceding.

    "Deemed Outstanding Convertible Share(s)" shall mean, as of the Closing Date, the shares of Common Stock which would be issuable based upon an assumed conversion of all Company Convertible Debentures which are deemed converted under Section 2.4(b)(iv).

    "Deemed Outstanding Option Share(s)" shall mean, as of the Closing Date, the shares of Common Stock that would be issuable based upon an assumed exercise of all vested Company Stock Options that are deemed converted under Section 2.4(b)(iii).

    "Defensible Title" means (a) with respect to Leases and Units such title that is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction or if not evidenced by an instrument or instruments filed of record is described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions used in the domestic oil and gas business and under which there exists no default by the Company; (ii) entitles the Company to receive throughout the life of the applicable well or Unit shown on Schedule 1.1 of the Disclosure Schedule, at least the NRI of Hydrocarbons produced from such well or Unit shown on Schedule 1.1 of the Disclosure Schedule, without reduction, suspension or termination, except for decreases where the Company is obligated to allow others to make up past underproduction, (iii) obligates the Company to bear, throughout the life of such well or Unit, no greater WI than the WI shown on Schedule 1.1 of the Disclosure Schedule for such well or Unit, except increases that result in at least a proportionate increase in the Company's NRI in such well or Unit, and (iv) subject to Permitted Encumbrances, is free and clear of all Liens, and (b) with respect to all other Assets, such title that is good and defensible and, subject to the Permitted Encumbrances, is free and clear of all Liens.

    "Disclosure Schedule" means the Disclosure Schedules attached hereto.

    "Earnest Money" has the meaning specified in Section 2.9.

    "Earnest Money Escrow Agreement" has the meaning specified in Section 2.9.

    "Effective Time" means 12:01 a.m., July 1, 2001.

    "Environmental Law" means any Law relating to the environment, health and safety, Hazardous Material (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by the Company or its Subsidiary, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended (the "Clean Air Act"), the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), the Hazardous Materials Transportation Act, as amended, and any other Law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

    "Escrow Agreement" means the Escrow Agreement to be entered into pursuant to Section 6.1(c).

    "Escrow Funds" means the Ten Million Dollars ($10,000,000) of the Merger Consideration to be deposited into an escrow pursuant to the Escrow Agreement.

    "Estimated Cleanup Costs" has the meaning specified in Section 5.16.

    "Exchange Act" means the Securities Act of 1934, as amended.

    "Excluded Assets" means (i) all rights of the Company in and to the name "Synergy Oil & Gas, Inc.;" including without limitation all trademarks, logos, and internet domain rights therein; and (ii) all Oil & Gas Interests which are transferred out of the Company.

    "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

    "Fannett Groundwater Condition" has the meaning specified in Schedule 3.18 of the Disclosure Schedules.

    "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

    "Groundwater Violation" has the meaning specified in Section 5.11(i).

    "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support of otherwise); or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of this Agreement, the amount of any Guaranty shall be the probable amount that the guarantor would be legally required to pay under such Guaranty.

    "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fractions or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

    "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

    "Indemnified Persons" has the meaning specified in Section 5.7.

    "Law" means any constitution, common law, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, change or other official act of any Governmental Authority and "Laws" means all of the foregoing.

    "Leases" means oil and gas leases, oil, gas and mineral leases, royalties, overriding royalties, operating rights, production payments, net profits interests, fee minerals, and other oil, gas, and mineral interests.

    "Lien" means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

    "Material Adverse Effect" means (a) when used with respect to the Company, a result or consequence that would materially adversely affect the financial condition, results of operations or business of the Company, taken as a whole, or the aggregate value of the Company's assets, would materially impair the ability of the Company to own, hold, develop and operate its assets, or would impair the Company's ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement, excluding, however, changes resulting from commodity price movements, normal oilfield operating, drilling and producing occurrences (excluding releases of Hazardous Materials and occurrences which result in a significant loss of production in a producing well which cannot be repaired or cannot be repaired for less than a substantial amount relative to the Allocated Value of the affected well) or changes resulting from legislation, regulatory action or general economic conditions that may impact the energy industry; any such result or consequence that has an adverse economic effect in excess of $500,000 shall be deemed to be a "Material Adverse Effect"; and (b) when used with respect to Parent, a result or consequence that would materially adversely affect its ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

    "Material Agreement" means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a Party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject (other than oil, gas and mineral leases and oil and gas leases) involving total value or consideration in excess of $250,000 (a) which is not cancelable by such Person upon notice of 60 days or less without liability for further payment other than nominal penalty; (b) pursuant to which such Person acquires any material portion of the raw materials, supplies or services used or consumed by such Person in the operation of its business; or (c) pursuant to which such Person derives any material part of its revenues or is otherwise material to its business or the ownership and/or operation of its assets.

    "Merger" has the meaning specified in Section 2.1.

    "Merger Consideration" means the Base Merger Consideration as adjusted pursuant to Sections 5.11 and 5.12(a) less (1) any portion of the Working Capital Holdback to which Parent is entitled pursuant to Section 12(c); (2) any portion of the Escrow Funds paid to a Parent or to a Claimant pursuant to this Agreement and the Escrow Agreement; and (3) any portion of the Estimated Cleanup Costs incurred in accordance with Section 5.16 of this Agreement.

    "Merger Effective Time" means the time when the Certificate of Merger is accepted for filing by the Texas Secretary of State or such later time as specified in the Certificate of Merger.

    "Merger Sub" means Virginia Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent.

    "Merger Sub Common Stock" means the common stock, par value $0.01 per share, of Merger Sub.

    "NRI" means the fractional interest in Hydrocarbons produced from or allocated to a well or Unit that the Company is entitled to receive after deduction of all royalties, overriding royalties and other burdens and payments out of production that burden the Company's interest.

    "O'Brien Production Payment" means the production sharing agreement between the Company and George H. O'Brien Oil & Gas Company described in Schedule 3.28 of the Disclosure Schedule.

    "Oil and Gas Interest(s)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including Leases and Units; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, Leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "Oil and Gas Interests of the Company" or "the Company's Oil and Gas Interests" mean the collective Oil and Gas Interests of the Company.

    "Ownership Interests" means the WIs and NRIs of the Company in the wells included in its Oil and & Gas Interests, as set forth on Schedule 1.1 of the Disclosure Schedule.

    "Parent" has the meaning set forth in the introductory paragraph of this Agreement.

    "Parent Confidential Information" means any information concerning the businesses and affairs of Parent and its Subsidiaries that is not already generally available to the public.

    "Parent Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or its Subsidiaries.

    "Parties" has the meaning set forth on the first page of this Agreement.

    "Payout Balances" has the meaning specified in Section 3.25.

    "Per Share Amount of the Escrow Funds" means the amount of the Escrow Funds allocable to each share of Common Stock, each Deemed Outstanding Option Share, and each Deemed Outstanding Convertible Share to be determined by the Company prior to the Closing Date upon the Closing Date Statement.

    "Per Share Amount of Merger Consideration" means the amount of the Merger Consideration to be paid for each share of Common Stock, each Deemed Outstanding Option Share, and each Deemed Outstanding Convertible Share.

    "Per Share Amount of the Closing Date Merger Consideration" means the amount of the Closing Date Merger Consideration allocable to each share of Common Stock, each Deemed Outstanding Option Share, and each Deemed Outstanding Convertible Share.

    "Per Share Amount of the Working Capital Holdback" means the amount of the Working Capital Holdback allocable to each share of Common Stock, each Deemed Outstanding Option Share, and each Deemed Outstanding Convertible Share.

    "Permitted Encumbrances" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distrait sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on the Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, Leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; provided that no default exists with respect to any performance of such obligations; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property not materially impairing the value of the Assets of the Company or interfering with the ordinary conduct of the business of the Company or rights to any of its Assets; provided that the effect thereof does not operate to reduce the NRI of the Company for any well or Unit below the NRI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit or increase the WI of the Company for any well or Unit above the WI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit (unless there is a corresponding increase in the NRI for such well or Unit); (f) Liens created or arising by operation of law to secure a Party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1, provided the effect thereof does not operate to reduce the NRI of the Company for any well or Unit below the NRI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit or increase the WI of the Company for any well or Unit above the WI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit (unless there is a corresponding increase in the NRI for such well or Unit); (i) any defects, irregularities or deficiencies in title to the Oil and Gas Interests of the Company which (A) do not operate to reduce the NRI of the Company for any well or Unit below the NRI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit or increase the WI of the Company for any well or Unit above the WI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit (unless there is a corresponding increase in the NRI for such well or Unit) and (B) do not materially impair the value of the Assets or interfere with the ordinary conduct of the business of the Company or rights to any of its Assets; (j) preferential rights to purchase and Third-Party Consents (A) which are not applicable to the transaction contemplated hereby or (B) with respect to which waivers or consents have been obtained from the appropriate parties or the appropriate time period for asserting the right has expired without an exercise of the rights, in each case prior to the Closing; (k) Liens arising under or created pursuant to the Bank Credit Agreement; and (l) valid, subsisting and applicable Laws, provided the effect thereof does not operate to reduce the NRI of the Company for any well or Unit below the NRI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit or increase the WI of the Company for any well or Unit above the WI set forth in Schedule 1.1 of the Disclosure Schedule for such well or Unit (unless there is a corresponding increase in the NRI for such well or Unit).

    "Person" (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

    "Product Hedging Contract" means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indices based on any of the foregoing.

    "Quarterly Financial Statements" means the financial statements of the Company, prepared by the Company, for the quarters ending March 31, 2000, June 30, 2000, March 31, 2001 and June 30, 2001 prepared in accordance with GAAP consistently applied.

    "Reserve Report" means the Reserve Report specified in Section 3.33.

    "Responsible Officer" means, with respect to any entity, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such entity.

    "Restricted Employees" has the meaning specified in Section 6.2(d).

    "Securities Act" means the Securities Act of 1933, as amended.

    "Shareholders' Representatives" has the meaning specified in Section 10.2.

    "Subsidiary(ies)" means, as to a particular Person, an entity more than 50 percent owned, directly or indirectly, by such Person.

    "Surviving Corporation" has the meaning specified in Section 2.2.

    "Tax Returns" has the meaning specified in Section 3.14.

    "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental charges, including any interest, penalties or additions thereto, whether disputed or not, including penalties for the failure to file any Tax Return or report.

    "Third-Party Consent" means the consent or approval of any Person other than the Company, Parent, Merger Sub or any Governmental Authority.

    "Units" means all unitization, communitization and pooling agreements and orders covering the lands subject to the Lease, or any portion thereof, and the united and communitized or pooled areas created thereby.

    "WI" means the fractional interest of the costs and expenses associated with the exploration, development and operation of a well or Unit that the Company is obligated to bear.

    "Working Capital Balance" has the meaning specified in Section 5.12.

    "Working Capital Holdback" has the meaning specified in Section 5.12(b).

    References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

  As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing Party shall mean that Responsible Officers of such representing Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason to believe after reasonable due diligence and investigation that the matter being represented and warranted is not true and accurate.

  THE MERGER

    The Merger. Subject to the terms and conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of this Agreement. Such merger is referred to herein as the "Merger."

    Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Laws of the State of Texas. The Merger shall have the effects specified in this Agreement and the Texas Business Corporation Act.

    Governing Instruments, Directors and Officers of the Surviving Corporation.

      The Certificate Of Incorporation of the Company, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable Law.

      The Bylaws of the Company, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until duly amended in accordance with their terms and applicable Law.

      The directors and officers of the Company at the Merger Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Merger Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and applicable Law.

    Effect on Securities.

      Merger Sub Stock. At the Closing, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Closing shall remain outstanding and continue as one share of capital stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

      Company Securities.

        Company Common Stock. At the Closing, by virtue of the Merger and the payment in immediately available funds of the Per Share Amount of the Closing Date Merger Consideration and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive the Per Share Amount of the Merger Consideration. Each share of Company Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding, and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount of the Merger Consideration.

        Company Treasury Stock. At the Closing, by virtue of the Merger, all shares of Company Common Stock that are issued and held as treasury stock shall be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be paid or payable in exchange therefor.

        Company Stock Options. At the Closing, by virtue of the Merger and without any action on the part of the holder thereof, each Company Stock Option shall be canceled and each non-vested Company Stock Option shall become null and void and each vested Company Stock Option shall be converted into the right to receive, for each share of Company Common Stock with respect to which such vested Company Stock Option is exercisable, cash in an amount equal to the Per Share Amount of the Merger Consideration, less the per share exercise price of such Company Stock Option. At the Closing, Parent shall pay or cause to be paid pursuant to directions from the Shareholders' Representatives to each holder of a vested Company Stock Option, for each share of Company Common Stock with respect to which such Company Stock Option is exercisable, cash in an amount equal to (i) the amount by which (A) the Per Share Amount of the Closing Date Merger Consideration exceeds (B) the per share exercise price of such Company Stock Option, less (ii) amounts required to be withheld, if any, in respect of federal taxes that are payable by such holder as a consequence of the cancellation of such Company Stock Option in accordance herewith. Final payments to the holders of Company Stock Options of any remaining portion of the Per Share Amount of the Merger Consideration which is due hereunder, if any, shall be made in accordance with Section 5.12 and the Escrow Agreement, respectively less amounts required to be withheld, if any, in respect of federal taxes that are payable by such holder as a consequence of the cancellation of such Company Stock Option in accordance herewith.

        Company Convertible Debentures. At the Closing, by virtue of the Merger and without any action on the part of the holder thereof, each Company Convertible Debenture shall be canceled and each Company Convertible Debenture shall be converted into the right to receive, for each share of Company Common Stock with respect to which such Company Convertible Debenture is convertible, cash in an amount equal to the Per Share Amount of the Merger Consideration. At the Closing, Parent shall pay or cause to be paid pursuant to directions from the Shareholders' Representatives, to each holder of a Company Convertible Debenture, for each share of Company Common Stock with respect to which such Company Convertible Debenture is convertible, cash in an amount equal to the Per Share Amount of the Closing Date Merger Consideration.

        Other Plans. Except as provided in this Section 2.4(b) or as otherwise agreed to by the Parties: the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall become null and void at the Merger Effective Time.

    Surrender and Exchange of Certificates.

      Exchange Procedures. At the Closing: (i) the shareholders of the Company shall surrender to Parent all Company Certificates which, immediately prior to the Merger Effective Time, represented any shares of Company Common Stock; and (ii) Parent shall pay or cause to be paid, pursuant to directions from the Shareholders' Representatives, to each Person in whose name a Company Certificate shall have been registered, in exchange therefor, cash in an amount equal to the product of (A) the Per Share Amount of the Closing Date Merger Consideration times (B) the number of shares of Company Common Stock represented by such Company Certificate. Each Company Certificate so surrendered shall forthwith be canceled. Final payments to the shareholders of the Company shall be in accordance with Section 5.12 and the Escrow Agreement.

      No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender and exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, a Company Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this Section 2.5.

      Lost, Stolen, or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the agreement by such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against it with respect to such Company Certificate, Parent shall pay to such holder, in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable with respect thereto pursuant to this Agreement.

    Closing. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.

    Effective Time of the Merger. The Certificate of Merger shall be filed on the Closing Date and the Merger shall be effective at the Merger Effective Time.

    Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the Texas Business Corporation Act as promptly as commercially practicable. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise, to take, and shall take, all such lawful and necessary action.

    Earnest Money.

      Deposit Into Escrow. Contemporaneous with the execution of this Agreement, Parent or Merger Sub shall deposit into an escrow account established by the parties, pursuant to the terms and conditions of the Earnest Money Escrow Agreement attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), an amount equal to Five Million Six Hundred Thousand Dollars ($5,600,000) (the "Earnest Money").

      Payment to Company. In the event the Closing occurs, the Earnest Money, including interest, shall be paid to the Company stockholders in accordance with the terms and provisions of the Earnest Money Escrow Agreement and credited against the Merger Consideration. In the event Parent or Merger Sub breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in Article 6 has been either fulfilled or waived, the Earnest Money, including interest, shall be paid to the Company in accordance with the terms and provisions of the Earnest Money Escrow Agreement. The Parties hereby acknowledge that the extent of damages to the Company and the Company's shareholders occasioned by such failure or refusal by Parent or Merger Sub would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of the damages under the circumstances and the payment of the Earnest Money shall be Company's and Company's shareholders sole and exclusive remedy in such event.

    Payment to Parent. In the event the Closing does not occur and the Earnest Money is not paid to the Company pursuant to the foregoing provisions of this Section 2.9 or this Agreement is terminated pursuant to Subsection 5.11(h) or (i), the Earnest Money, including interest, shall be returned to Parent in accordance with the terms and provisions of the Earnest Money Escrow Agreement.

    Excluded Assets. Prior to the Closing, the Excluded Assets will be distributed by the Company to its shareholders or otherwise transferred to one or more of the shareholders of the Company or their nominee(s). None of the representations or warranties set forth in this Agreement nor any of the other provisions of this Agreement shall be applicable to the Excluded Assets.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Company hereby represents and warrants to Parent and Merger Sub as follows:

    Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Copies of the certificate of incorporation and by-laws of the Company have heretofore been delivered to Parent, and such copies are accurate and complete as of the date hereof. The Company has no Subsidiaries. The Company does not own any equity interest in any corporation or limited liability company or any general or limited partnership interest in any general or limited partnership (other than joint ventures, joint operating or ownership arrangements or tax partnerships which have been entered into in the ordinary course of business).

    Authority and Enforceability. The Company has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the board of directors and shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

    No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of the Company under, any provision of: (a) its certificate of incorporation or by-laws; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease (including Leases), permit, concession, franchise, license or other agreement or instrument applicable to the Company; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.4 are duly and timely obtained or made, any Law applicable to the Company or its properties or assets other than in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and (b) such filings and approvals as may be required by any securities Law. Except as set forth in Schedule 3.4 of the Disclosure Schedule, no Third-Party Consent is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval or waiver required by the terms of the Bank Credit Agreement.

    Financial Statements.

    The Company Financial Statements and the Quarterly Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the unaudited interim financial statements are not accompanied by notes or other textual disclosure required by GAAP) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein. The Company Financial Statements and the Quarterly Financial Statements are consistent with the books and records of the Company. The Closing Date Financial Statements are consistent with the Company's books and records in all material respects. Since January 1, 2001, except as disclosed in the Company's financial statements as of and for the three month period ended March 31, 2001, no event has occurred or condition existed which has had or could be expected to have a Material Adverse Effect on the Company.

    Capital Structure.

      The authorized capital stock of the Company consists of 5,000,000 shares of the Company Common Stock, par value $.01 per share.

      There are, as of the execution date of this Agreement, issued and outstanding (i) 3,210,712 shares of the Company Common Stock; (ii) convertible debentures as described in Schedule 3.6 of the Disclosure Schedule (the "Company Convertible Debentures") convertible into 40,096 shares of the Company Common Stock that would be converted into Merger Consideration pursuant to Section 2.4(b) hereof; and (iii) Company Stock Options relating to 710,048 shares of the Company Common Stock that would be converted into Merger Consideration pursuant to Section 2.4(b) hereof. No shares of the Company Common Stock are held by the Company as treasury stock.

      Except as set forth in or pursuant to Section 3.6(b), there are issued and outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

      All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and not subject to any preemptive right.

      Except as set forth in Schedule 3.6 of the Disclosure Schedule, at the Closing there will be no shareholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

      There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

    Material Agreements. Schedule 3.7 of the Disclosure Schedule contains a complete list of the Material Agreements to which the Company is a party (other than this Agreement and related agreements) or by which the Company or the Assets are bound (including all amendments and modifications thereto). The Company has made available to Parent or provided Parent with a true and correct copy of all such Material Agreements, including all amendments and modifications thereof. No right or obligation of any party to any of such Material Agreements has been waived, and no party to any of such Material Agreements is in material default of its obligations thereunder. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute any such material breach or material default. Each of such Material Agreements is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and effect.

    Bank Credit Agreement. The Company has provided to or made available to Parent a true and correct copy of the Bank Credit Agreement, including all amendments and modifications thereto. Except as set forth in Schedule 3.8 of the Disclosure Schedule, no rights or obligations of any party to the Bank Credit Agreement have been waived, and no party to the Bank Credit Agreement is in default of its obligations thereunder. The Bank Credit Agreement is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and affect.

    Outstanding Debt. The Company Financial Statements and Schedule 3.9 of the Disclosure Schedule, together provide a complete and accurate description of all Debt and Guaranties and other liabilities and obligations, whether accrued, contingent, absolute, determined, determinable or otherwise of the Company outstanding as of the date thereof and except as provided in Schedule 3.9 of the Disclosure Schedule, since March 31, 2001, no event or condition has occurred or exists which has had, or could be expected to have, a Material Adverse Effect on the Company. The Company is not in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

    Affiliate Transactions. Schedule 3.10 of the Disclosure Schedule contains a complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between the Company and any Affiliate of the Company that will be in existence on the Closing Date or under which the Company will have rights or obligations after the Closing Date.

    Employment Matters. Schedule 3.11 of the Disclosure Schedule contains a complete and accurate list of all officers of the Company. Except as set forth in Schedule 3.11 of the Disclosure Schedule, the Company is not a party to or obligated under any consulting, employment, severance, termination or similar arrangement with respect to any of its employees, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees, which plan or arrangement will extend beyond or obligate the Company after the Closing. The Company is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.

    Employee Benefit Plans.

      Schedule 3.12 of the Disclosure Schedule sets forth a complete and accurate list of all "employee benefit plans," as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, maintained by the Company or to which the Company contributed or is obligated to contribute (the "Company Employee Benefit Plans"). Except for the Company Employee Benefit Plans, the Company does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other compensation plan.

      There is no material violation of ERISA or other applicable law with respect to any Company Employee Benefit Plan. With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances that could reasonably be expected to result in liability which is reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any applicable law.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of the Company, which payment will not be made at or prior to the Closing.

      The Company does not maintain nor has it established any welfare benefit plan which provides for retiree medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant termination of employment, except as may be required by COBRA.

      The Company has not maintained, established or participated in any multiple employer pension or welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

      The Company may terminate any of the Company Employee Benefit Plans at any time without liability.

    Litigation. Except as set forth in Schedule 3.13 of the Disclosure Schedule:  (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its assets before any court, arbitrator or Governmental Agency; and (b) the Company is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby.

    Taxes and Tax Returns.

      Except as set forth in Schedule 3.14 of the Disclosure Schedule, (i) all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by or with respect to the Company have been duly and timely filed; (ii) all items of income, gain, loss, deduction and credit or other items ("Tax Items") required to be included in each such Tax Return have been so included and all such Tax Items and other information provided in each such Tax Return are true, correct and complete; (iii) all Taxes owed by or with respect to the Company that are or have become due have been timely paid in full; (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects; (vi) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) there is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company; (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company; (ix) no Tax Returns are currently under audit and there are no audits pending or threatened with respect to the Company; and (x) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

      The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No payments are due or will become due by the Company pursuant to any Tax sharing or similar agreement or arrangement or any Tax indemnification agreement.

      The total amounts accrued as current liabilities for Taxes in the Company Financial Statements and the total amounts accrued as current liabilities for Taxes as of the Effective Time are and will be sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company for those periods. For purposes of determining the current liabilities for Taxes of the Company as of the Effective Time, (i) the amount of any compensation, which may be deducted from gross income by the Company, that is attributable to the exercise (or cancellation) or deemed exercise of Company Stock Options upon conversion pursuant to Section 2.4(b) at the Closing, shall be treated as paid to such employees prior to the Effective Time, and (ii) any Taxes payable by the Company with respect to compensation described in subparagraph (i), including, without limitation, FICA and Medicare Taxes, shall be treated as attributable to the period prior to the Effective Time.

      The Company has not consented to have the provisions of Section 341(f)(2) of the Code apply with respect to a sale of its stock.

      The Company has not made any payments, and as of the Closing Date will not have made any payments and will not be obligated to make any payments, and will not be a party to any agreement that under certain circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code.

      The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      The Company (and any predecessor of the Company) was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times from the date of incorporation of the Company until the S election was terminated on July 21, 1998.

      The Company is not a party to any joint venture, partnership or other arrangement which could be treated as a partnership for federal income tax purposes.

      Schedule 3.14(i) of the Disclosure Schedule sets forth the following information with respect to the Company: (i) the basis of the Company in its assets as of December 31, 1999; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit as of December 31, 1999.

      The Company has properly prepared and timely filed all certifications and other documentation required to establish its entitlement to enhanced oil recovery credits, as described in Section 43 of the Code.

      The Company (i) will not be required to include any amount in income for any taxable period beginning after December 31, 2000 as a result of a change in accounting method; and (ii) will not be required to include in any period after December 31, 2000 (including as a result of the transactions contemplated by this Agreement) any income that accrued on or prior to the Effective Time but was not recognized at the time it accrued as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash or any modified cash method of accounting.

    Ownership of Assets. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Company has Defensible Title to all of the Assets. In determining whether Defensible Title to an Oil and Gas Interest has failed due to an absence of production records prior to 1960 that may raise a potential claim lapse in production due consideration will be given to (a) the length of time that such Oil and Gas Interest has been producing Hydrocarbon substances which have been credited to and accounted for by the Company and its predecessors in title, if any and (b) other associated facts, such as repair work, that may support the continuation of Defensible Title.

    Compliance with Laws and Permits. The Company is not in violation of, or in default in any respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation or by-laws; (b) any Law; or (c) any Material Agreement to which the Company is a party or by which its properties are bound, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets (the "Company Permits"), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, except as set forth in Schedule 3.16 of the Disclosure Schedule.

    Proprietary Rights. To the knowledge of the Company, the operation of the business of the Company does not infringe any patent, copyright, trademark or other proprietary rights of others, and, the Company has not received any notice from any third-party of any such alleged infringement by the Company.

    Environmental Matters. Except as set forth in Schedule 3.18 of the Disclosure Schedule:

      The Company has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by the Company is, in material compliance with all Environmental Laws;

      The Company has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Company is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

      Neither the Company nor to the knowledge of the Company, any other Person has filed any notice under any Law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company;

      The Company does not have any contingent liability, that would have a Material Adverse Effect, in connection with (i) the release or, to the knowledge of the Company, threatened release into the environment at, beneath or on any property now or previously owned or leased by the Company; or (ii) the storage or disposal of any Hazardous Material;

      The Company has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company;

      No property now or previously owned, leased or operated by the Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

      The Company is not directly transporting, has not directly transported, is not directly arranging for the transportation of, and has not directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

      There are no sites, locations or operations at which the Company is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws;

      All underground storage tanks and solid waste disposal facilities owned or operated by the Company are used and operated in material compliance with Environmental Laws; and

      There are no physical or environmental conditions, that would have a Material Adverse Effect, existing on any property owned or leased by the Company resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

      Notwithstanding anything in this Section 3.18 to the contrary, the representations in this Section 3.18 are made to the actual knowledge of the Company with respect to wells and other Assets not operated by the Company and the Company has undertaken no independent due diligence or investigation with respect thereto.

    Insurance. The Company maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and owning properties in the same general area in which the Company conducts its business. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in Schedule 3.19 of the Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and (b) no notice of cancellation or non-renewal of any such policy or binder has been received.

    Governmental Regulation. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities Laws.

    Brokers. Except as set forth in Schedule 3.21 of the Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company and for which Parent, Merger Sub or the Company will have any obligation or liability.

    Oil and Gas Operations.

      Schedule 3.22(a) of the Disclosure Schedule includes a list of all the wells included in the Company's Oil and Gas Interests including all wells that are off production. Except as set forth in Schedule 3.22(a) of the Disclosure Schedule, all wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and Laws. Except as set forth in Schedule 3.22 of the Disclosure Schedule:

        there are no wells that the Company is currently obligated by Law or contract to plug and abandon;

        there are no wells that are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the applicable Lease;

        there are no wells that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each Governmental Authority having jurisdiction over the Company's Oil and Gas Interests; and

        all such wells have been produced in compliance with allowables allocated thereto by the applicable Governmental Authority, except such violations that reasonably could not be expected to have a Material Adverse Effect on the Company.

      With respect to the Leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Company's Oil and Gas Interests: (i) the Company has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents (or otherwise applicable thereto by Law) and is fully qualified to own and hold all such Leases and other interests; (ii) there are no provisions applicable to such Leases and other documents which increase the royalty share of the lessor thereunder; and (iii) upon the establishment and maintenance of production in commercial quantities, such Leases and other interests are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years;

      Proceeds from the sale of Hydrocarbons produced from the Company's Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $100,000 and held in suspense in the ordinary course of business); and

      Except as set forth in Schedule 3.22(d) of the Disclosure Schedule, no Person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Company's Oil and Gas Interests or to the production therefrom.

      Notwithstanding anything in this Section 3.22 to the contrary, the representations contained in Section 3.22(a) are made to the actual knowledge of the Company with respect those wells and other Assets not operated by the Company and the Company has undertaken no independent due diligence or investigation with respect thereto.

    Gas Imbalances. Except as is reflected in Schedule 3.23 of the Disclosure Schedule: (a) there are no aggregate production, transportation or processing imbalances existing with respect to the Company or the Company's Oil and Gas Interests; and (b) the Company has received no deficiency payments under gas contracts for which any party has a right to take deficiency gas from the Company, nor has the Company received any payments for production which are subject to refund or recoupment out of future production.

    Royalties. Except as set forth in Schedule 3.24 of the Disclosure Schedule, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Company's Oil and Gas Interests, have been or will be, prior to each of the Effective Time and the Closing, properly and correctly paid or provided for in all material respects.

    Payout Balances. The Payout Balance for each well owned and operated by the Company is properly reflected in Schedule 3.25 of the Disclosure Schedule as of the respective date(s) shown thereon. To the knowledge of the Company, based on information given to the Company by third-party operators for all wells not operated by the Company, the Payout Balance for any such third-party operated well in which the Company owns an interest is properly reflected in Schedule 3.25 of the Disclosure Schedule as of the respective date(s) shown thereon. "Payout Balance(s)" means the status, as of the dates of the Company's calculations, of the recovery by the Company or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the NRI of the Company therein will be reduced when such amount has been recovered.

    Prepayments. No prepayment for Hydrocarbon sales has been received by the Company for Hydrocarbons which have not been delivered as of the date hereof.

    Capital Expenditures. As of the execution date of this Agreement, the presently approved face amount of any currently outstanding and effective authorities for expenditure with respect to the Company's Oil and Gas Interests would not require the Company to make or incur after the Closing capital expenditures in excess of $250,000, except as set forth in Schedule 3.27 of the Disclosure Schedule.

    Other Mineral Related Matters. Except as set forth in Schedule 3.28 of the Disclosure Schedule, the Company is not obligated by virtue of any prepayment arrangement, "take or pay" arrangement, production payment arrangement, gas balancing agreement or otherwise, to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of the Company's Oil and Gas Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

    Additional Drilling Obligations. Except as set forth in Schedule 3.29 of the Disclosure Schedule: (a) the Company has no explicit contractual obligation, including obligations under the terms of any Lease, to drill additional wells or conduct other development operations in order to earn or continue to hold, any portion of the Company's Oil and Gas Interests; and (b) the Company has not been advised by a lessor under any Lease affecting any of the Company's Oil and Gas Interests of any requirements or demands to drill additional wells or conduct additional development operations.

    Financial and Product Hedging Contracts. Schedule 3.30 of the Disclosure Schedule accurately summarizes the outstanding hedging positions under all outstanding Product Hedging Contracts and financial hedging positions of the Company (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected in Schedule 3.30 of the Disclosure Schedule.

    Books and Records. All books, records and files of the Company (including those pertaining to the Company's Oil and Gas Interests, wells and other Assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and those pertaining to corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company of its Assets.

    Disclosure and Investigation. No representation or warranty of the Company set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

    Reserve Report. The Company has delivered to Parent a copy of the Reserve Report with total reserves as of March 1, 2001 prepared by Netherland, Sewell & Associates (the "Reserve Report"). Except as set forth in Schedule 3.33 of the Disclosure Schedule, the factual information underlying the estimates of reserves in the Reserve Report (including production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts or under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to the Company's Ownership Interests) has been made available to Parent, and was true and correct in all material respects on the date of the Reserve Report; provided, however: (i) the reserves included in such report are estimates only and should not be construed as exact quantities; (ii) such reserves may or may not be recovered and, if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts; (iii) the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in the Reserve Report due to governmental policies and uncertainties of supply and demand; and (iv) estimates of such reserves may increase or decrease as a result of future operations.

    Leases. Except as set forth in Schedule 3.34 of the Disclosure Schedule, with respect to the Oil and Gas Interests that are oil and/or gas leases (but only to the Company's actual knowledge with respect to such oil and/or gas leases not operated by the Company):

      such oil and/or gas leases have been maintained according to their terms, in compliance with all material agreements to which such leases are subject;

      such oil and/or gas leases are presently in full force and effect; and

      there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default under such oil and/or gas lease by the Company or, to the knowledge of the Company, with respect to any other parties.

    Condition of Equipment. To the knowledge of the Company, all equipment and machinery currently in use, or material to the operation of, the Oil and Gas Interests is in reasonable repair, ordinary wear and tear excepted.

    Seismic Data. Except as set forth on Schedule 3.36 of the Disclosure Schedule, (i) the Company owns or has the right to use without any limitations or restrictions (including without limitation restrictions related to transfers to, or use by, third parties), seismic records, field notes, if any, interpretations and programs, all seismic, geological and geophysical information and libraries, and other proprietary information relating to the business and the Assets of the Company, if any, (the "Seismic Data"); (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights or breach any agreements with third-party vendors or require payments of any additional sums to such Persons; and (iii) the manner in which the Company has actually used or copied such Seismic Data does not and has not infringed on the rights of any Person.

  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

    Organization. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

    Authority and Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the boards of directors of Parent and Merger Sub and the shareholders of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming that this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

    No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any provision of: (a) the certificate or articles of incorporation or by-laws or other governing documents of Parent or Merger Sub; (b) any loan or credit agreement, note, bond, mortgage, indenture, Lease, permit, concession, franchise, license or other agreement or instrument applicable to Parent or Merger Sub; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Merger Sub in connection with the transactions contemplated hereby.

    Funding. Parent has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Parent and Merger Sub under this Agreement; and (b) all expenses which have been or will be incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby.

    Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Merger Sub and for which the Company will have any obligation or liability. Parent shall indemnify and hold the Company harmless from any and all claims, liabilities, damages, costs and expenses asserted against the Company by any Person claiming to have acted on behalf of Parent or Merger Sub, or to have been retained by Parent or Merger Sub, as a broker in connection with the transaction contemplated by this Agreement.

    Disclosure and Investigation. No representation or warranty of Parent or Merger Sub set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

  COVENANTS

    Conduct of Business by the Company Pending Closing. Except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Closing, the Company will not take any action except in the ordinary course of business and the Company will use all reasonable efforts to preserve intact in all material respects its business organization, assets, prospects and advantageous business relationships and to maintain satisfactory relationships with its licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with it. Without limiting the generality of the foregoing, the Company will not take any of the following actions, except as set forth in the Disclosure Schedule, without the written consent of Parent:

      Authorize or effect any change in its certificate of incorporation or bylaws, except that the Company may amend its certificate of incorporation prior to Closing to change its name to a name selected by Parent and not containing the name "Synergy Oil & Gas, Inc.";

      Grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of any of its capital stock;

      Declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except that, prior to Closing, the Company may declare and distribute to its shareholders a dividend consisting of the Excluded Assets; make any payment of any type, other than salaries (at the level as of the date hereof), to any officer, director, shareholder or employee;

      Issue any note, bond, or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation; provided that prior to the Effective Time, the Company may do so in the ordinary course of business or for Debt incurred under the Bank Credit Agreement and Debt incurred under the Product Hedging Contracts;

      Impose any security interest upon any of its assets; provided that prior to the Effective Time, the Company may do so in the ordinary course of business and pursuant to the Bank Credit Agreement and the Product Hedging Contracts;

      Make any capital investment in, make any loan to, or acquire the securities or assets of any other Person; provided that prior to the Effective Time, the Company may do so in the ordinary course of business

      Make any change in employment terms for any of its officers or employees, except for such actions as are otherwise provided for or permitted in this Agreement;

      Enter into, adopt or amend any employment agreement or pension plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers or employees or any general increase in the compensation payable or to become payable to its employees, except for such actions as are otherwise provided for herein;

      Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise; provided that prior to the Effective Time, the Company may make the following payments: (A) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Company Financial Statements, subsequently incurred in the ordinary course of business or disclosed pursuant to this Agreement; (B) payments under the Bank Credit Agreement and the Product Hedging Contracts; (C) payments of current liabilities; and (D) other payments that are considered in the adjustment set forth in Section 5.11;

      Acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any assets or properties; provided that prior to the Effective Time, the Company may do so in the ordinary course of business;

      Enter into any Material Agreement or waive, release, grant or transfer any material rights or modify or change in any respect any existing license, Lease, contract or other document; provided that prior to the Effective Time, the Company may do so in the ordinary course of business and as otherwise contemplated by this Agreement;

      Make any single capital expenditure of $25,000 or more net to the Company's interest, except for capital expenditures pursuant to commitments disclosed under or not covered by Section 3.27; provided that after the Effective Time the Company may not make any capital expenditures;

      Modify the terms of or close out any of its positions on its Product Hedging Contracts or enter into any new hedging positions; or

      Commit to any of the foregoing.

    Access to Assets, Personnel and Information.

      From the date hereof until the Closing, the Company will afford to Parent and the Parent Representatives, at Parent's sole risk and expense, reasonable access to any of the assets, books and records, contracts, facilities, audit work papers and payroll records of the Company and any of the officers of the Company. During such period, the Company will make available to a reasonable number of Parent Representatives adequate office space and facilities at the office facilities of the Company in Houston, Texas. Notwithstanding the foregoing, no investigation pursuant to this Section 5.2(a) will affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement.

      Parent and the Parent Representatives shall have the right and opportunity to make an environmental and physical assessment of the assets of the Company and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon. Parent may not, without the written or verbal consent of the Company, conduct any soil or water tests or borings or other invasive tests or examinations with respect to the assets of the Company. The Company shall be provided 24-hours prior notice of any such inspection, and the Company Representatives shall have the right to witness all such inspections. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Parent shall indemnify, defend and hold the Company and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the assets of the Company in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of the Company or any Company Representative.

      From the date hereof until the Closing, the Company shall fully and accurately disclose to Parent and the Parent Representatives all information that is (i) reasonably requested by Parent or any of the Parent Representatives, (ii) known to the Company, and (iii) relevant to an assessment of the value, ownership, use, operation, development or transferability of the assets of the Company.

      The Company will not (and will cause the Company Representatives not to), and Parent will not (and will cause the Parent Representatives not to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

      Schedule 5.2 of the Disclosure Schedule sets forth all of the confidentiality agreements to which the Company is a party. Notwithstanding anything in this Section 5.2 to the contrary:  (i) the Company shall not be obligated under the terms of this Section 5.2 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the Company's possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and the Company, to the extent reasonably requested by Parent, will use reasonable efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.2 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within Parent's possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and Company, to the extent reasonably requested by the Parent, will use reasonable efforts to obtain any such consent.

    Additional Arrangements. Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Parties shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

    Public Announcements; Confidentiality. Prior to the Closing, the Company, and Parent shall consult with each other before any of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no Party shall issue any press release or make any such public statement prior to obtaining the approval of the other Parties; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that any Party may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases. The Company will not use or disclose to any third party any Parent Confidential Information. The Parties each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information.

    Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date; or (c) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of: (x) any representation or warranty contained in Article 4 being untrue or inaccurate when made; (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date; or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No disclosure by any party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    Payment of Expenses. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs.

    Continuation of the Company's Existing Indemnification Obligations. From and after the Closing, the Company or its successor shall indemnify and hold harmless each Person who has been at any time prior to the Closing, an officer, director or shareholder of the Company (collectively, the "Indemnified Persons") but only to the extent that such Indemnified Person was entitled to indemnification from the Company immediately prior to the date hereof under applicable law, the certificate of incorporation and bylaws of the Company or under contracts between such Indemnified Person and the Company, regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same as those associated with the Indemnified Persons' indemnification from the Company immediately prior to the date hereof (provided, however, that Parent shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). The provisions of this Section 5.7 shall survive the Closing and the Closing Date and are intended to be for the benefit of, and shall be enforceable by, the Parties and each Indemnified Person and their respective heirs and representatives.

    Consents Under Bank Credit Agreement. The Company and Parent shall work together in order to obtain any and all consents, approvals or waivers required by the terms of the Bank Credit Agreement as may be required to avoid a breach or default or any right of acceleration or cancellation thereunder as a result of the execution, delivery or performance of this Agreement.

    Termination of Certain Agreements. Effective upon the Closing, that certain Advisory Services and Indemnification Agreement dated July 21, 1998, between the Company and Natural Gas Partners V, L.P. and that certain Second Amended and Restated Shareholders' Agreement dated July 21, 1998, among the Company and its shareholders shall be terminated and no Person shall have further rights or obligations thereunder, except for the continuation of indemnity rights as provided in Section 5.7.

    Resignation of Directors, Officers. Each director and officer of the Company shall resign his/her position with the Company effective at Closing.

    Adjustments to Base Merger Consideration.

      Adjustments to Base Merger Consideration For Title and Environmental Defects. Subject to the provisions of Section 5.2, Parent may conduct, at its sole cost, such title and environmental examinations or investigations, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Company's Oil and Gas Interests in order to determine whether any Title Defects or Environmental Defects (as hereinafter defined) exist. Parent may deliver to the Company in writing on or before July 6, 2001, a written notice including: (i) a specific description of each defect associated with the Oil and Gas Interests of the Company that it asserts constitutes a violation of the representations set forth in Section 3.4 (determined without considering the effect of Section 3.4(a)) or 3.15 (in either case a "Title Defect") or 3.18 (determined without considering any qualification of such representations based upon the Knowledge of the Company or whether there is a "Material Adverse Effect") (an "Environmental Defect"); (ii) a description of each such Title Defect or Environmental Defect; (iii) the amount of the adjustment to the Base Merger Consideration that it asserts based on such defects; and (iv) its method of calculating such adjustment in the manner provided in subsections 5.11(c), (d) and (e).

      On or before July 9, 2001 Company shall notify Parent whether Company agrees with such adjustment. If Company does not agree with such adjustment, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters.

      If the parties cannot reach agreement concerning the amount of such adjustment, upon either party's written request made by no later than July 11, 2001, the parties shall immediately submit the matter to T.S. Dudley Land Company (in the case of a Title Defect) or to Carter-Burgess, Inc. (in the case of an Environmental Defect) to determine the cost of curing the Title Defect or remediating the Environmental Defect. The cost of any such consultants shall be borne 50% by Parent and 50% by Company.

      Each party shall present a written statement of its position on the defect in question to the consultant by July 13, 2001. By July 18, 2001, the consultant shall make a determination of all points of disagreement, including consultant's best estimate of the cost to remediate or cure, in accordance with the terms and conditions of this Agreement. The determination by the consultants shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction.

      Limits on Adjustments. The adjustments to the Base Merger Consideration pursuant to this Section 5.11 are subject to the following general limitations:

        No single Title Defect shall be taken into account as an adjustment to the Base Merger Consideration unless the value of such defect is determined to be more than $100,000 (the "Individual Title Defect Threshold"); No single Environmental Defect shall be taken into account as an adjustment to Base Merger Consideration unless the cost of remediating such defect is determined to be more than Ten Thousand Dollars ($10,000) (the "Individual Environmental Defect Threshold"); and

        No adjustment will be made to the Base Merger Consideration under this Section 5.11 except to the extent that the total of (x) all individual adjustments for Title Defects that exceed the Individual Title Defect Threshold plus (y) all individual adjustments for Environmental Defects that exceed the Individual Environmental Defect Threshold exceeds $1,000,000 in the aggregate (the "Aggregate Defect Threshold"); by way of example, if the total of all individual adjustments for Title Defects that exceed the Individual Title Defect Threshold equals $900,000 and the total of all adjustments for Environmental Defects that exceed the Individual Environmental Defect Threshold is less than $100,000, then no adjustment would be made to the Base Merger Consideration; and, if the total of all individual adjustments that exceed the Individual Title Defect Threshold equals $1,100,000, and the total of all adjustments that exceed the Individual Environmental Defects Threshold is $500,000, then an adjustment of $1,600,000 shall be made to the Base Merger Consideration.

      Title Defects.

        Adjustments. Upon timely delivery of a notice of a Title Defect under Section 5.11(a), Parent and Company will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Merger Consideration using the following criteria:

          If the requested adjustment is based on the Company owning an NRI for a well, units rights or leasehold rights less than that shown in Schedule 1.1 of the Disclosure Schedule, and the Aggregate Defect Threshold has been met (after including the requested adjustment), then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such well, unit rights or leasehold rights on Schedule 1.1 of the Disclosure Schedule by a fraction (1) the numerator of which is an amount equal to the NRI shown on Schedule 1.1 of the Disclosure Schedule for such well, unit rights or leasehold rights less the decimal share to which the Company would be entitled as a result of its ownership interest in such well, unit rights or leasehold rights which is unaffected by such Title Defect; and (2) the denominator of which is the NRI shown for such well, unit rights or leasehold rights on Schedule 1.1 of the Disclosure Schedule. Any downward adjustments requested by Parent may be offset by upward adjustments if it is determined that the Company's NRI for any other well, unit rights or leasehold rights shown on Schedule 1.1 of the Disclosure Schedule is greater than that shown on Schedule 1.1; of the Disclosure Schedule provided, however, such upward adjustments will only be made if the value of the upward adjustment from any single well, unit rights or leasehold rights exceeds $100,000. The value of an upward adjustment will be determined based on the Allocated Value for such well, unit rights or leasehold rights;

          If the requested adjustment is based on the Company owning a WI that is larger than the WI shown on Schedule 1.1 of the Disclosure Schedule, but without a proportionate increase in the Company's NRI and the Aggregate Defect Threshold has been met (after including the requested adjustment), then the adjustment is calculated by determining the effective NRI that results from such larger WI, determining what the NRI would be using such effective NRI and the WI shown on Schedule 1.1 of the Disclosure Schedule and then calculating the adjustment in the manner set forth in clause (A) preceding;

          If the requested adjustment is based on a Lien or other monetary charge upon an Oil and Gas Interest or a liability to otherwise cure a Title Defect related to an Oil and Gas Interest that the parties agree is liquidated in amount and the Aggregate Defect Threshold has been met (after including the requested adjustment), then the adjustment is the lesser of (A) the amount necessary to remove such Lien or other monetary charge from, or otherwise cure a Title Defect relating to, the affected Oil and Gas Interest; or (B) the Allocated Value of the affected Oil and Gas Interest;

          If the Title Defect potentially eliminates all or substantially all of the Company's title to the Oil and Gas Interest, the cost of curing or remediating will be deemed to be the Allocated Value of such Oil and Gas Interest;

          If the requested adjustment is based on an obligation, burden or other liability upon the affected Oil and Gas Interest not addressed by (A) through (D) above, and the parties cannot agree on the amount of such adjustment, then the adjustment, if any, shall be determined in accordance with subsection 5.11(a).

        Actions to Address Title Defects. If the Base Merger Consideration would be decreased by adjustments made pursuant to this Section 5.11(c), then, subject to the provisions of Sections 5.11(e), (f) and (g), the Company may, at its sole option and upon written notice from the Company to Parent, do any of the following or a combination thereof:

          Transfer to a third-party entity (the "Transfer Entity") any or all of the Oil and Gas Interests affected by such defects (in which case such Oil and Gas Interests shall become Excluded Assets) in which case the provisions of Section 5.11(e)(i)-(ii) shall apply except that the Base Merger Consideration shall also be reduced by any Tax payable by the Company as a result of such transfer;

          Cure some or all of the Title Defects, in which case this transaction will close as provided in this Agreement. No Base Merger Consideration adjustment will be made for the Title Defects cured prior to Closing; however, if a cure of any Title Defect cannot be completed prior to Closing, the provisions of Section 5(g) shall apply; and

          Elect not to transfer any affected Oil and Gas Interest or cure any Title Defect and reduce the Base Merger Consideration in accordance with the criteria in this Section 5.11(c), and the Company will include such adjustment in the Closing Date Merger Consideration calculation delivered pursuant to Section 5.12.

      Environmental Defects.

        Adjustments. Upon timely delivery of a notice of an Environmental Defect under this Section 5.11, Parent and the Company will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Merger Consideration using the following criteria:

          If the requested adjustment is based on an Environmental Defect related to an Oil and Gas Interest and the parties agree on the cost to remediate the Environmental Defect and the Aggregate Defect Threshold has been met (after including the requested adjustment), then the adjustment is the lesser of (A) the amount necessary to remediate the Environmental Defect relating to the affected Oil and Gas Interest, or (B) the Allocated Value of the affected Oil and Gas Interest;

          If the requested adjustment is based on an Environmental Defect and the parties cannot agree on the amount of such adjustment, then the adjustment, if any, shall be determined in accordance with subsection 5.11(a).

        Actions to Address Environmental Defects. If the Base Merger Consideration would be decreased by adjustments made pursuant to this Section 5.11(d), then, subject to the provisions of Sections 5.11(e), (f) and (g), Company may, at its sole option and upon written notice from Company to Parent, do any of the following or a combination thereof:

          Transfer to the Transfer Entity any or all of the Oil and Gas Interests affected by such defects (in which case such Oil and Gas Interests shall become Excluded Assets) in which case the provisions of Section 5(e)(i)-(ii) shall apply except that the Base Merger Consideration shall also be reduced by any Tax payable by the Company as a result of such transfer;

          Elect to cure some or all of the Environmental Defects, in which case this transaction will close as provided in this Agreement. No Base Merger Consideration adjustment will be made for Environmental Defects cured prior to Closing; however, if a cure of any Environmental Defect cannot be completed prior to Closing, the provisions of Section 5(g) shall apply; and

          Elect not to transfer any affected Oil and Gas Interest or cure any Environmental Defect and reduce the Base Merger Consideration in accordance with the criteria in this Section 5.11(d), and the Company will include such adjustment in the Closing Date Merger Consideration calculation delivered pursuant to Section 5.12.

      Title or Environmental Defects Equal to or Exceeding Allocated Value. Notwithstanding anything set forth to the contrary in Sections 5.11(c) or (d) hereof, if the cost to cure or remediate a Title Defect or Environmental Defect equals or exceeds the Allocated Value of the affected Oil and Gas Interest, and the Aggregate Defect Threshold has been met (after including the requested adjustment), the Parent may, at its sole option upon written notice to the Company, require the Company to transfer such affected Oil and Gas Interest (the "Transferred Interest") to the Transfer Entity in which case the following shall occur:

        The Base Merger Consideration shall be reduced by the amount equal to the Allocated Value of the Transferred Interest; provided that if such adjustment is made with respect to a Unit or a well or Lease within a Unit, the foregoing provisions of this Section 5.11(e)(i) shall extend to all wells, Leases and Units associated with such Unit, and in such case the Base Merger Consideration shall be reduced by the amount equal to the Allocated Value of all such wells, Leases and Units;

        If the Transferred Interest was transferred on account of an Environmental Defect and Parent thereafter incurs any Damages on account thereof, Parent shall be entitled to make a claim against the Escrow Account for such Damages without regard to any limitations set forth herein.

      Minor Title or Environmental Defects. If the cost to cure or remediate a Title Defect or Environmental Defect equals fifty percent (50%) or less of the Allocated Value of the affected Oil and Gas Interest, Company shall not have the right to remove such Oil and Gas Interest from the Agreement as provided in Sections 5.11(c)(ii)(A) or 5.11(d)(ii)(A), and in such event Company may, at its sole option and upon written notice to Parent, take any of the other actions or any combination thereof as provided in Sections 5.11(c)(ii)(B) and (C) and 5.11(d)(ii)(B) and (C).

      Cure of Title Defect or Environmental Defects.

        If a Title Defect or Environmental Defect to be cured or remediated is not cured or remediated prior to the originally scheduled Closing Date, then Company may elect to either: (A) extend the Closing Date up to ninety (90) days and complete the cure or remediation; or (B) close and adjust the Base Merger Consideration by deducting the cost of the remediation or cure as determined at of the time of Closing. If the parties cannot agree on the amount of such adjustment, then the amount of the adjustment will be determined as provided in Section 5.11(a). If Company elects to extend the Closing Date, it shall give Parent written notice of its election at least three (3) days prior to the then scheduled Closing Date and provide a new date for the Closing Date.

        If the Company elects to close and deduct from the Base Merger Consideration the cost of remediation or cure as provided in subsection (i):

          if the actual cost of cure or remediation (determined in good faith) exceeds the adjustment made in respect of such Title Defect or Environmental Defect, then Parent may claim for such excess amount against the Escrow Funds, or if the actual cost of cure or remediation (determined in good faith) is less than the adjustment made in respect of such Title Defect or Environmental Defect, then Parent shall promptly reimburse such excess amount of the adjustment at the direction of the Shareholder Representatives.

      Company's Right to Terminate. Company may terminate this Agreement by written notice to Parent if at least fourteen (14) days prior to the Closing Date Parent identifies (i) Title Defects and/or Environmental Defects which, without regard to the Individual Title Defect Threshold, the Individual Environmental Defect Threshold, or the Aggregate Defect Threshold, would result in adjustments to the Base Merger Consideration in excess of Ten Million Dollars ($10,000,000); (ii) Environmental Defects, without regard to the Individual Environmental Defect Threshold or the Aggregate Defect Threshold, with aggregate remediation costs in excess of Two Million Dollars ($2,000,000); or (iii) a Groundwater Violation.

      Parent's Right to Terminate. Parent may terminate this Agreement by written notice to Company if at least fourteen (14) days prior to the Closing Date Parent identifies (i) Title Defects and/or Environmental Defects which without regard to the Individual Title Defect Threshold, the Individual Environmental Defect Threshold, or the Aggregate Defect Threshold would result in adjustments to the Base Merger Consideration in excess of Ten Million Dollars ($10,000,000) or (ii) Environmental Defects, without regard to the Individual Environmental Defect Threshold or the Aggregate Defect Threshold with aggregate remediation costs in excess of Two Million Dollars ($2,000,000); or (iii) a "Groundwater Violation." A "Groundwater Violation" means any contamination of groundwater in, under or associated with any of the Oil and Gas Interests and arising from oil and gas production operations that (A) is in excess of any allowable standards contained in any applicable Environmental Law or (B) would give rise to any current or future on-site or off-site remedial obligations under any Environmental laws; provided, that, after June 27, 2001, the Fannett Groundwater Condition shall not for any reason be considered a Groundwater Violation.

      No Limitation on Escrow Funds Claims. Except for Title Defects or Environmental Defects (i) with respect to which adjustments to the Base Merger Consideration are made; (ii) which are cured pursuant to the other provisions of this Section 5.11; or (iii) with respect to which the affected Oil and Gas Interests are transferred by the Company to a third party, nothing in this Section 5.11 shall be construed to limit or prevent Parent or Merger Sub from refusing to close due to a failure to satisfy the conditions of Section 6.2 as a result of an uncured Title Defect or Environmental Defect. Nothing in this Section 5.11 shall be construed to limit or prevent Parent or Merger Sub from making a claim against the Escrow Funds for a violation of any of the representations set forth herein, including in Section 3.4, 3,15, or 3.18; provided that if any such claim is made as a result of a Title Defect or Environmental Defect for which the Base Merger Consideration was adjusted, such claim may only be made to the extent the cost to cure or remediate such defect exceeds the adjustment.

    Additional Adjustments.

      The Base Merger Consideration will be adjusted (i) upward or downward, as applicable, by the Company's positive or negative Working Capital Balance as of the Effective Time; (ii) downward, by the amount by which the total principal, interest, fees and expenses outstanding on all loans outstanding under the Bank Credit Agreement as of the Effective Time exceeds zero; (iii) downward by the amount by which the total principal, interest, fees and expenses outstanding on all other Bank Debt outstanding as of the Effective Time exceeds zero; (iv) downward by the amount of all fees and expenses incurred by the Company, but not paid or recorded as a current liability prior to the Effective Time, in connection with the sale of the Company including, but not limited to, legal, accounting, investment banking and other professional fees, and title reviews, environmental surveys and similar costs; (v) downward for any costs to cure a Title or Environmental Defect incurred or paid on or after the Effective Time; (vi) upward by an amount equal to the expenditures paid or accrued by the Company from March 1, 2001 to the Effective Time in connection with the Newfield Kiev Prospect (the "Newfield Well") and the EOG Caney Creek well (the "EOG Well") (each as more particularly described in Schedule 3.27 of the Disclosure Schedule); and (vii) upward for the amount due pursuant to Section 5.14.

      For purposes hereof, the "Working Capital Balance" as of the Effective Time shall be equal to the Company's current assets less the Company's current liabilities, each as defined by GAAP consistently applied and as of such date. For purposes of determining the current liabilities for Taxes of the Company as of the Effective Time in calculating the Working Capital, (i) the amount of any compensation, which may be deducted from gross income by the Company, that is attributable to the exercise (or cancellation) or deemed exercise of Company Stock Options upon conversion pursuant to Section 2.4(b) at the Closing Date, shall be treated as paid to such employees prior to the Effective Time; and (ii) any Taxes payable by the Company with respect to compensation described in subparagraph (i), including, without limitation, FICA and Medicare Taxes, shall be treated as attributable to the period prior to the Effective Time.

      Not later than five days before the Closing, the Company will deliver to Parent a statement (the "Closing Date Statement") which sets forth: (i) its estimate of the Working Capital Balance as at the Effective Time as determined, pursuant to GAAP consistently applied, using good faith estimates based on the best available information at such time; (ii) its determination of the other adjustments to the Base Merger Consideration required under Sections 5.11 and 5.12(a); and (iii) the resulting adjusted Base Merger Consideration which will be due from Parent at Closing (the "Closing Date Merger Consideration"). Not later than two days after receiving the Closing Date Statement, Parent will notify Company of any adjustments to the Closing Date Statement that Parent believes are appropriate. The parties will negotiate in good faith the resolution of any differences with regard to the adjustments. Company will give Parent access to all information related to the determination of the Closing Date Statement. At the Closing, the Parent shall be entitled to retain Three Hundred Thousand Dollars ($300,000) from the Closing Date Merger Consideration (the "Working Capital Holdback") to cover any potential post-closing downward adjustment resulting from actual Working Capital Balance being less than the estimated Working Capital Balance.

      If information becomes available during the 120-day period following the Closing that causes either Parent or the Shareholders' Representatives to determine that the actual Working Capital Balance according to GAAP consistently applied varied from the estimated Working Capital Balance set forth in the Closing Date Statement, the Parties shall in good faith work together to reconcile any discrepancy in the actual adjustments and the estimated adjustments. If the Parties have not agreed within 150 days following the Closing Date, the final Working Capital Balance will be determined by Ernst & Young  L.L.P. The Parties agree that Ernst & Young's final Working Capital Balance shall be conclusive, and Ernst & Young's fees associated with the determination of such final Working Capital Balance shall be paid by Parent out of the Working Capital Holdback.

      No later than 15 days after the Parties agree on, or Ernest & Young's determines, the actual Working Capital Balance:

        if it is determined that the actual Working Capital Balance at the Effective Time was less than the estimated Working Capital Balance set forth in the Closing Date Statement (the amount thereof being referred to as the "Working Capital Deficiency"), then Parent shall retain for its own account such part of the Working Capital Holdback as is equal to the Working Capital Deficiency (or all of the Working Capital Holdback if the Working Capital Deficiency exceeds the Working Capital Holdback) and, if the Working Capital Deficiency is less than the Working Capital Holdback, pay the balance of the Working Capital Holdback to the Shareholders' Representatives for distribution to the former holders of the Company Certificates, Company Stock Options and Company Convertible Debentures in accordance with Sections 2.5(a), 2.4(b)(iii) and 2.4(b)(iv); if the Working Capital Deficiency exceeds the Working Capital Holdback, Parent shall be paid an amount equal to such excess from the Escrow Fund; and

        if it is determined that the actual Working Capital Balance at the Effective Time was greater than the estimated Working Capital Balance set forth in the Closing Date Statement (the amount thereof being referred to as the "Working Capital Surplus") Parent shall pay to the Shareholders' Representatives for distribution to former holders of Company Certificates, Company Stock Options and the Company Convertible Debentures in accordance with Sections 2.5(a), 2.4(b)(iii) and 2.4(b)(iv) an amount equal to the sum of the Working Capital Holdback and the Working Capital Surplus.

    Company Employees.

      Group Health Benefits. If after the Closing Date Company terminates any of its group health benefit plans, Parent shall permit, or shall cause its group health benefits plan to permit, all individuals who were employed by the Company both immediately prior to the Closing Date and at the time the plans are terminated (the "Affected Employees") and dependents of Affected Employees who were participants in the Company's group health benefits plan both immediately prior to the Closing Date and at the time the plans are terminated to become participants in the Parent's group health benefits plan immediately as of the Closing Date in accordance with the plan's terms and conditions, without regard to limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under Parent's group health benefits plan. Parent shall provide, or shall cause its group health benefits plan to provide, each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under Parent's group health benefits plan after the Closing Date.

      401(k) Plan. If Parent requests in writing, the Company shall terminate the Company's 401(k) plan effective the day prior to the Closing Date. If terminated, the account balances of all Affected Employees shall be fully vested and nonforfeitable and shall be distributed to the Affected Employees in accordance with the terms of such plan; provided that any such account balance that is not distributable in accordance with applicable law shall be retained in the Company's 401(k) plan or shall be transferred to the Parent's 401(k) plan.

    Management after Effective Time. Commencing on the Effective Time and continuing through the Closing Date the Company shall be operated in the ordinary course of business, and subject to Section 5.1, for the sole economic benefit of the Parent. At Closing, Parent will pay the Company a management fee of Ten Thousand Dollars $10,000) per day for each day from the Effective Time to, but excluding, the Closing Date. Provided, however, if the Closing Date is extended to after July 23, 2001, no additional management fee will be due for any period after July 22, 2001. The amount due pursuant to this Section 5.14 will be paid by the adjustment provided for in Section 5.12(a)(vii).

    Tax Matters. Company shall not file before Closing the federal income Tax Return or any state income Tax Return required to be filed by or with respect to the Company for the taxable period ending on December 31, 2000. Whenever pursuant to the terms hereof an Oil and Gas Interest is transferred out of the Company, the parties will at that time agree in writing upon a fair market value of the Oil and Gas Interest and determine the adjusted basis thereof.

    Clean Up.

      Prior to Closing Parent will identify in writing rubbish and other debris, including tubing, rods, tanks, steel pits, heater treaters, valves, buildings, used saltwater disposal filter socks, compressors, pumpjacks, gun barrels, and other equipment that is not useable for any current oil and gas operation (the "Debris") located on or associated with any Oil & Gas Interest that it desires to have removed. Parent will also identify in writing: (i) soil remediation required due to widespread spills of oil or saltwater resulting from the lack of containment or associated with the removal of tanks and the abandoning of a tank battery or the removal of all the tanks in a diked area; (ii) tanks used in current operations that are leaking and are to be repaired or replaced; and (iii) missing dikes that need to be constructed and dikes that need to be repaired (collectively the "Cleanup Activities"). The list of Debris to be removed and Cleanup Activities shall be identified in good faith and completed prior to Closing and shall be in accordance with Parent's standards as applied to other properties on which it is an operator. After Closing, Company will take such actions as it deems necessary to remove the Debris and complete the Cleanup Activities. Parent shall withhold One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Estimated Cleanup Costs") from the Closing Date Merger Consideration to pay for the Company's costs incurred in the removal of the Debris and performance of the Cleanup Activities. Immediately after Closing Company will commence removal of the Debris and Cleanup Activities. If within 120 days after the Closing Date Company and Parent have incurred costs associated with the removal of Debris and Cleanup Activities of less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000), Parent shall promptly pay the difference to the former holders of Company Certificates, Company Stock Options and the Company Convertible Debentures at the direction of the Shareholder Representatives. Upon the request of a Shareholder Representatives, Company shall provide access to books and records necessary to confirm the costs incurred in removal of the Debris and Cleanup Activities.

      Prior to Closing the Company will transfer the West Ganado field office and its associated 8.825-acre surface property to the Transfer Entity and such property will then become an Excluded Asset and if tax is incurred on the distribution, one-half of the amount of such tax will be deducted from the Base Merger Consideration.

  CONDITIONS

    Conditions to Each Party's Obligation to Proceed with Closing. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

      Approvals and Waivers. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except, in each case, where the failure to obtain such consents, approvals, permits and authorizations and waivers would not be reasonably likely to result in a Material Adverse Effect on Parent or the Company (assuming Closing has taken place) or to materially adversely affect the consummation of the transaction contemplated by this Agreement.

      No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to 60 days while such efforts are taking place.

      Escrow Agreement. Parent and the Company shall have duly executed and delivered the Escrow Agreement in the form attached hereto as Exhibit B.

    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

      Representations and Warranties. The representations and warranties of the Company set forth in Article 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date) and Parent shall have received a certificate signed by the president or the chief operating officer of the Company to such effect; provided, however, that a breach of the representations and warranties in Sections 3.4, 3.15 and 3.18 shall not be considered a breach preventing satisfaction of this condition regarding any Oil and Gas Interests if it is a breach for which (i) the Parent has given to the Company on or before July 6, 2001, written notice specifying a Title Defect or Environmental Defect; and (ii) in accordance with the provisions of Section 5.11, adjustments to the Base Merger Consideration are made, or the Company has cured such Title Defect or Environmental Defect or the Oil and Gas Interest has been transferred by the Company to a third party. Provided, further, this condition shall be deemed to be satisfied with respect to the last sentence of Section 3.5 and Sections 3.13 and 3.18 if the representations and warranties set forth in such sections are true and correct in all respects as of the date fourteen (14) days prior to Closing as though made as of that time (except that any representations and warranties therein which expressly relate only to an earlier date shall have been true and correct as of such earlier time). The foregoing shall not be construed as a waiver of any of Purchaser's right to make a claim under Article 8 for a breach of any of Sections 3.4, 3.5, 3.13 or 3.18.

      Performance of Covenants and Agreements by the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the president or the chief operating officer of the Company to such effect.

      Legal Opinion. Parent shall have received an opinion of counsel for the Company, dated the Closing Date, in form and substance reasonably acceptable to Parent, covering the subjects set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.6.

      Noncompetition Agreements. Eric R. Pitcher, Duane H. King, Jim Unverferth and Jon Robin (each a "Restricted Employee") shall have executed noncompetition agreements in favor of the Company, which agreements shall be in the form attached hereto as Exhibit C and which shall provide, among other things, that for a period of one (1) year from the Closing Date the Restricted Employees will not and will not cause any of their Affiliates to (i) solicit the employees of the Company (other than Restricted Employees, with respect to whom the period shall be six (6) months) to become employees of any Affiliate of such Restricted Employee or (ii) purchase, lease or obtain any interest in any mineral interest which is located within a radius of 1.5 miles of any of the Oil and Gas Interests of the Company unless such interest is obtained in accordance with the terms of such Restricted Employee's Non-Competition Agreement; nothing herein shall be deemed to prevent Eric R. Pitcher and Duane H. King from entering into any agreement with one another as they determine in their sole discretion.

      Bank Release. Prior to or upon Closing the lender party to the Bank Credit Agreement shall have been paid in full and the lender shall have delivered appropriate releases for all Liens held by it.

      No Material Adverse Change. Since the date of this Agreement no event has occurred or condition existed which has had or could be expected to have a Material Adverse Effect on the Company.

      Consents and Waivers. All consents and approvals of third parties listed in Section 3.4 of the Disclosure Schedule shall have been obtained. All waivers shall have been obtained with respect to preferential rights which become effective upon the change of control of the Company as set forth in any Material Agreement.

      Closing Date Financial Statements. Company will have delivered to Parent the Company Financial Statements and the Closing Date Financial Statements.

      Seismic Data Consents. All consents and waivers necessary is order to permit Parent and Company to use the Seismic Data without limitation and without additional payment, except as set forth in Section 3.36 of the Disclosure Schedules.

      Certificate of Nonforeign Status. Each Shareholder shall have delivered to Parent a certificate of non-foreign status of such Shareholder which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); provided, however, that with respect to any Shareholder that is unable to provide such certification, Seller shall waive such obligation and, in lieu thereof, shall withhold ten percent of the Merger Consideration paid to such Shareholder in accordance with Treasury Regulation Section 1.1445-1(b)(1). Notwithstanding the preceding sentence, Parent will withhold all amounts required to be withheld from the Merger Consideration paid to a Shareholder that has provided such certification if Parent has actual notice that such Shareholder's certification is false, or if Parent receives notice that such certification is false pursuant to Treasury Regulation Section 1.1445-4.

      Shareholder Approval of Options. The stockholders of the Company shall have met the shareholder approval requirements of Section 280G(b)(5)(B) of the Code and Q&A-7 of Proposed Treasury Regulation 1.280G-1 with respect to the acceleration of the vesting of any option to acquire Company stock that, without such approval, could give rise to an amount being treated as a "parachute payment" as defined in Section 280G(b)(2) of the Code, including, without limitation, such shareholder approval determining the right of the individual to become vested in such option based upon or arising out of this transaction. Notwithstanding the preceding sentence, Parent may, in its sole discretion, waive the fulfillment of this condition at any time prior to Closing.

    Conditions to Obligations of the Company. The obligations of the Company to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

      Representations and Warranties. The representations and warranties of Parent set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and the Company shall have received a certificate signed by the chief executive officer or the chief operating officer of Parent to such effect.

      Performance of Covenants and Agreements by Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the chief executive officer, the chief operating officer or the chief financial officer of Parent to such effect.

      Legal Opinion. The Company shall have received an opinion of counsel to Parent, dated the Closing Date, in form and substance reasonably acceptable to the Company, covering the subjects set forth in Sections 4.1, 4.2, 4.3 and 4.4.

  TERMINATION

    Termination Rights. This Agreement may be terminated at any time prior to the Closing:

      By mutual written consent of Parent and the Company;

      By either Parent or the Company if (i) the Closing has not occurred by July 23, 2001 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree);

      By Parent if the Company has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, but only if Parent has given the Company at least 15 days' prior notice of such failure and such failure has not been, or cannot be, cured before expiration of such period; or

      By the Company if the Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, but only if Company has given Parent or Merger Sub at least 15 days' prior notice of such failure and such failure has not been, or cannot be, cured before expiration of such period; or

      By Company in the circumstance provided in Section 5.11(f).

      By Parent in the circumstance provided in Section 5.11(g).

    Effect of Termination. If this Agreement is terminated by either Parent or the Company pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers, employees or shareholders except pursuant to, the provisions of Sections 4.7 (with respect to the indemnification provisions contained therein), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.4 (with respect to the confidentiality provisions contained therein), 5.6 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination. Upon termination, the Earnest Money shall be paid from escrow pursuant to the terms of Section 2.9.

  PAYMENT FROM ESCROW FUNDS

    Right To Payment From Escrow Funds. If Parent or Company or any of their respective officers, directors, employees, shareholders, agents, representatives or Affiliates (each a "Claimant") experience, incur or suffer any claims, damages, losses, liabilities, obligations penalties, actions, lawsuits, proceedings, demands, assessments, costs or expenses (including, but without limitation, fees, disbursements and expenses of attorneys, accountants, other professional advisors and of expert witnesses and costs of investigation and preparation) (collectively, the "Damages") directly or indirectly arising out of any breach or inaccuracy in any representation or warranty by the Company set forth in Article 3 of this Agreement or certificates delivered hereunder, then subject to the limitations of Section 8.2, the Claimant shall be paid from the Escrow Funds an amount equal to such Damages; provided, however, for purposes of determining a breach of Section 3.18(j) and resulting Damages collectible under this Article 8, the representations shall be deemed to read as provided in Section 3.18(j) but excluding the phrase "that would have a Material Adverse Effect." Parent and Company shall also be entitled to payment of Escrow Funds pursuant to the provisions of Subsection 5.11(g) and Sectio 5.12 but without regard to the limitations of Section 8.2. All payments shall be made in accordance with the terms of the Escrow Agreement.

    Limitation on Claims. No Claimant will have a right to Damages from the Escrow Funds for any Damages arising out of a breach or inaccuracy unless the Damages (to Claimants in the aggregate) exceed $10,000 (a "Qualified Claim") and the aggregate of Qualified Claims exceeds $100,000. Provided, however, the foregoing sentence shall not apply to claims for the cost of curing Title or Environmental Defects for which the cure or remediation cost exceed the Defect Deduction made for such Title or Environmental Defect. Any Claimants' rights to make a claim for payment under this Article 8 and the Escrow Agreement shall terminate on March 31, 2002.

    Escrow Funds As Cap To All Claimant's Damages. Notwithstanding any other provision of this Agreement, a Claimant's right to payment of Damages described in Section 8.1 shall be without recourse to any former holder of Company Certificates or any former officer or director of the Company and, subject to the provisions of the Escrow Agreement, Claimant's sole recourse in connection with any such Damages shall be limited to the amount in the Escrow Fund.

  ARBITRATION

    Jurisdiction. The parties hereby agree that all controversies, claims and matters of difference, other than those determinable by the consultants subject to Section 5.11, shall be resolved by binding arbitration (an "Arbitration Proceeding") before the American Arbitration Association (the "AAA") located in Harris County, Texas (the "County"), according to the commercial rules and practices of the AAA from time-to-time in force; provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this paragraph. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (A) all questions relating to the breach of any obligation, warranty, promise, right or condition hereunder; (B) the failure of any party to deny or reject a claim or demand of any other party; and (C) any question as to whether the right to arbitrate a certain dispute exists. This agreement to arbitrate shall be self-executing without the necessity of filing any action in any court and shall be specifically enforceable under the prevailing arbitration law.

    Injunctive Relief. Notwithstanding Section 9.1, should any party seek temporary, preliminary or permanent injunctions, such injunctions shall be obtained through a court of competent jurisdiction, and not through an Arbitration Proceeding, without otherwise waiving the right to compel or be bound by arbitration pursuant to this Article 9. In such case, the arbitrator shall be bound by the terms of injunctive relief issued by a court of competent jurisdiction.

    Initiation. A party shall institute an Arbitration Proceeding by sending written notice of an intent to arbitrate (hereinafter the "Arbitration Notice") to the other parties and to the AAA in accordance with the manner of Notice provided in this Agreement. The Arbitration Notice shall set forth a description of the dispute, the amount in controversy, and the remedy sought. An Arbitration Proceeding may proceed in the absence of any party if the Arbitration Notice has been properly given to such party.

    Selection of Arbitrator. Within fifteen (15) days of the date of the Arbitration Notice, each party to this Agreement shall appoint one arbitrator and notify the other party of such appointment; provided, however, that no officer, agent, attorney, employee or other person who has a financial interest in said dispute may be appointed. Promptly after their appointment, the two (2) arbitrators appointed by the parties shall meet and select the third and presiding arbitrator from a panel provided by the AAA. In the event the first two (2) arbitrators cannot agree upon the selection of the third arbitrator within 30 days, the third arbitrator shall be appointed by the AAA pursuant to its rules. Each Arbitrator shall have at least ten years of experience in evaluating and buying and selling oil and gas interests. If the three (3) arbitrators are unable to unanimously agree upon an award, the third arbitrator shall be entitled to render the award alone. The third arbitrator shall be entitled to ascertain from the party-appointed arbitrator the nature and extent of any relationship between the arbitrators and the parties that appointed the arbitrators and whether there will be any direct communication between such arbitrators and the parties that appointed them.

    Procedures. The date of hearing for any Arbitration Proceeding shall be set, and all matters shall be calendared, in accordance with the Texas Rules of Civil Procedure. All testimony shall be given under oath. Each party shall have the right to be represented by legal counsel throughout the Arbitration Proceeding.

    Discovery. The parties shall have the right to engage in any and all discovery pertaining to civil litigation as they would be entitled to pursuant to the Texas Rules of Civil Procedure including, without limitation, all pre-hearing discovery as would be permitted in civil litigation. Said discovery shall proceed pursuant to the provisions of the Texas Rules of Civil Procedure governing discovery in civil litigation and all conditions and objections allowed under the rules of said Texas Rules of Civil Procedure shall be allowed with respect to such discovery. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

    Scope of Powers. The arbitrators shall have the power to issue any award, judgment, decree or order of relief that a court of law could issue under such applicable law including, but not limited to, money damages; and for such purposes it is hereby expressly acknowledged and agreed that damages at law will be inadequate remedy for a breach or threatened breach of any provision of this Agreement, it being the intention of this sentence to make clear the agreement of the parties hereto that the respective rights and obligations of the parties hereto hereunder shall be enforceable in any arbitration proceedings in accordance with principles of law. The arbitrators shall not have the authority to grant injunctive relief.

    Written Decision. The arbitrators shall prepare a written decision, signed by the arbitrator, that shall be sent to the parties within thirty (30) calendar days following the conclusion of the hearing. The written statement will be supported by written findings of fact and conclusions which adequately set forth the basis of the arbitrators' decision and which cite the statutes and precedents applied and relied upon in reaching said decision. The arbitrators shall also be entitled to award to the prevailing party attorneys' fees and costs, plus the AAA's and the arbitrators' fees and expenses.

    Awards. The parties agree to abide by all awards, judgments, decrees or orders rendered in an Arbitration Proceeding by the arbitrators. The award, judgment, decree or order of the arbitrators, and the findings of the arbitrators, shall be final, conclusive and binding upon the parties hereto to the extent and in the manner provided by Texas statute. Any judgment upon the award and enforcement of any other judgment, decree or order of relief granted by the arbitrators may be entered or obtained in any court of competent jurisdiction, state or federal, in the county in which the residence or principal office of a non-prevailing party is located, as a basis of judgment and of the issuance of execution for its collection and, at the election of the party making such filing, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or such party's property. The parties shall have the right to petition the District Court of Harris County to confirm, correct or vacate the arbitrators' award in accordance with the provisions of the Texas Rules of Civil Procedure.

  MISCELLANEOUS

    Survival of Representations and Warranties. The representations and warranties contained in Article 3 and Article 4 and the covenants and agreements of the parties hereto contained in Sections 5.7, 5.12, 5.13, Articles 8 and 9; and Section 10.2 of this Agreement shall survive the Closing until March 31, 2002.

    Shareholders' Representatives. The Company shall use reasonable efforts to cause the former holders of Company Certificates to designate Duane H. King, Eric Pitcher and Richard Covington as Shareholders' Representatives (the "Shareholders' Representatives") pursuant to the terms and conditions of that certain Shareholders' Representatives Agreement, in the form attached hereto as Exhibit D for the purposes of providing the Shareholders Representative with authority to act on the behalf of the former holders of the Company Certificates in all matters occurring after the Closing Date which are related to this Agreement.

    Employees. Prior to the Closing Date, the Company shall use reasonable efforts to cause the employees of the Company to continue as employees for a period of time of at least six (6) months following the Closing Date, provided that the continued employment of Eric R. Pitcher and Duane H. King will be for a period of at least three (3) months following the Closing Date and nothing herein shall be deemed to prevent Eric R. Pitcher and Duane H. King from entering into any agreement with one another as they determine in their sole discretion. Prior to the Effective Time the Company shall accrue an amount for the payment of an incentive bonuses to be paid to Company employees. The bonuses will equal ten percent (10%) of an employee's annual salary. The bonuses are to be payable to those employees who remain employees as of the six-month anniversary of the Closing Date (the "Bonus Payment Date") or who are terminated without cause prior to the Bonus Payment Date. Any employee who is terminated with cause or voluntarily terminates his or her employment prior to the Bonus Payment Date will not be entitled to the bonus.

    Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

    Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

      If to Parent or Merger Sub:

      Penn Virginia Energy
      11757 Katy Freeway, Suite 300
      Houston, TX 77079
      Attention: H. Baird Whitehead
      Facsimile: 281/966-3870

      with copies to:

      Penn Virginia Corporation
      One Radnor Corporate Center
      100 Matsonford Rd., Suite 200
      Radnor, PA 19087-4515
      Attention: Nancy M. Snyder
      Facsimile: 610/687-3688

      and

      Michael C. Blaney
      Vinson & Elkins LLP
      2300 First City Tower
      1001 Fannin
      Houston, TX 77002-6760
      Facsimile: 713/615-5487

      If to the Company or the shareholders of the Company:

    Synergy Oil & Gas, Inc.
    9821 Katy Freeway, Suite 100
    Houston, TX 77024
    Attention: Eric R. Pitcher
    Facsimile: 713/461-4475

    with a copy to:

    Jackson Walker L.L.P.
    1100 Louisiana, Suite 4200
    Houston, TX 77002
    Attention: Richard L. Burleson
    Facsimile: 713/752-4221

    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties pursuant to this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Sections 5.2 and 5.7, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

    Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.6 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Parent may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned Subsidiary of Parent, provided that Parent shall notify the Company of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    Waivers. At any time prior to the Closing, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

    Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms. Any and all information received by Parent or Merger Sub pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

    Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

    Cooperation After Closing. Each Party, shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"PARENT"

PENN VIRGINIA CORPORATION

By:
Name: H. Baird Whitehead
Title: Executive Vice President

"MERGER SUB"

VIRGINIA ACQUISITION CORP.

By:
Name:
Title:

"COMPANY"

SYNERGY OIL & GAS, INC.

By:
Name: Eric R. Pitcher
Title: Chairman and Chief Operating Officer